CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014	1,094,830	$10.00	$10,948,300	$1,493.35

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement SUN-2.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$10,948,300
Underwriting discount	$0.20	$218,966
Proceeds, before expenses, to BAC	$9.80	$10,729,334

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

October 3, 2012

1,094,830 Units $10 principal amount per unit CUSIP No. 06053D534 Pricing Date: October 3, 2012 Settlement Date: October 11, 2012 Maturity Date: October 24, 2014 Market-Linked Step Up Notes Linked to a Global Equity Basket Maturity of approximately two years If the Basket is flat or increases up to the Step Up Value, a return of 21.25% If the Basket increases above the Step Up Value, a return equal to the percentage increase in the Basket The Basket is comprised of the S&P 500® Index, the EURO STOXX 50® Index, the MSCI Emerging Markets Index, the S&P MidCap 400® Index, and the Russell 2000® Index. The S&P 500® Index was given an initial weight of 30%; the EURO STOXX 50® Index and the MSCI Emerging Markets Index were each given an initial weight of 20%; and the MidCap 400® Index and the Russell 2000® Index were each given an initial weight of 15%. 1-to-1 downside exposure to decreases in the Basket All payments at maturity subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Summary

The Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the Global Equity Basket described below (the “Basket”), is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Threshold Value, you will lose all or a portion of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Basket. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Basket. The economic terms of the notes (including the Step Up Payment) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduces the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.67 per unit. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-26.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:

A Global Equity Basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), the S&P MidCap 400® Index (Bloomberg symbol: “MID”), and the Russell 2000® Index (Bloomberg symbol: “RTY”). Each Basket Component is a price return index.

Starting Value:	100.00
Ending Value:

The closing level of the Basket on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page S-22 of product supplement SUN-2.

Step Up Value:	121.25 (121.25% of the Starting Value).
Step Up Payment:	$2.125 per unit, which represents a return of 21.25% over the Original Offering Price.
Threshold Value:	100.00 (100% of the Starting Value).
Calculation Day:	October 17, 2014
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-26.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a BAC subsidiary.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement SUN-2 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146583/d324730d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement SUN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Basket will increase from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forego dividends or other benefits of owning the stocks included in the Basket Components.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Basket will decrease from the Starting Value to the Ending Value.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Hypothetical Payout Profile and Examples of Payments at Maturity

This graph reflects the returns on the notes, based on the Step Up Payment of $2.125, the Step Up Value of 121.25% of the Starting Value, and the Threshold Value of 100% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value and Threshold Value of 100, the Step Up Value of 121.25, and the Step Up Payment of $2.125 per unit. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Basket” section below. The Basket Components are all price return indices and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.000		-50.00%
60.00		-40.00%	$6.000		-40.00%
70.00		-30.00%	$7.000		-30.00%
80.00		-20.00%	$8.000		-20.00%
90.00		-10.00%	$9.000		-10.00%
95.00		-5.00%	$9.500		-5.00%
100.00	(1)	0.00%	$12.125	(2)	21.25%
102.00		2.00%	$12.125		21.25%
105.00		5.00%	$12.125		21.25%
110.00		10.00%	$12.125		21.25%
121.25	(3)	21.25%	$12.125		21.25%
125.00		25.00%	$12.500		25.00%
130.00		30.00%	$13.000		30.00%
140.00		40.00%	$14.000		40.00%

(1)	The Starting Value and Threshold Value were set to 100.00 on the pricing date.

(2)	This amount represents the sum of the Original Offering Price and the Step Up Payment of $2.125.

(3)	This is the Step Up Value.

Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Redemption Amount Calculation Examples

Example 1:

The Ending Value is 80.00, or 80% of the Starting Value:

Starting Value:    100.00

Threshold Value: 100.00

Ending Value:       80.00

Redemption Amount (per unit) =$10 –	[	$10 ×	(100.00 – 80.00)	]	= $8.000
100.00

Example 2

The Ending Value is 115.00, or 115% of the Starting Value:

Starting Value: 100.00

Step Up Value: 121.25

Ending Value:  115.00

$10.000+$2.125=$12.125	Redemption Amount per unit, the Original Offering Price plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 150.00, or 150% of the Starting Value:

Starting Value: 100.00

Step Up Value: 121.25

Ending Value:  150.00

$10 +	[	$10 ×	(150.00 – 100.00)	]	= $15.000	Redemption Amount per unit
100.00

Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement SUN-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

The public offering price of the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Basket, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-26. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	Changes in the value of one Basket Component may be offset by changes in the value of the other Basket Components.

▪	The Index sponsors (as defined below) may adjust each Basket Component in a way that affects its level, and the Index sponsors have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Basket Components, we do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪

Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, including economic, financial, social and political conditions. Specifically, the stocks included in the Euro STOXX 50® Index are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could adversely affect the performance of the Euro STOXX 50® Index and, consequently, the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement SUN-2.

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-6 and S-20 of product supplement SUN-2.

A “Market Measure Business Day” means a day on which:

(A) the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (as to the MSCI Emerging Markets Index) and the Eurex (as to the Euro STOXX 50® Index), or any successor to the foregoing exchanges, are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes — Basket Market Measures” beginning on page S-26 of product supplement SUN-2.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
The S&P 500® Index	SPX	30.00%	1,450.99	0.02067554	30.00
The EURO STOXX 50® Index	SX5E	20.00%	2,492.48	0.00802414	20.00
The MSCI Emerging Markets Index	MXEF	20.00%	1,002.50	0.01995012	20.00
The S&P MidCap 400® Index	MID	15.00%	987.81	0.01518511	15.00
The Russell 2000® Index	RTY	15.00%	838.78	0.01788312	15.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)

Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on the calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on the scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page S-22 of product supplement SUN-2 in the section “Description of the Notes — The Starting Value and the Ending Value — Ending Value — Equity-Based Basket Market Measures.”

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2007 through September 2012. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2006, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services (“S&P”), STOXX Limited (“STOXX”), MSCI Inc. (“MSCI”), and the Russell Investment (“Russell,” and together with S&P, STOXX, and MSCI, the “Index sponsors”). The Index sponsors have no obligation to continue to publish, and may discontinue publication of, any Basket Component. The consequences of an Index sponsor discontinuing publication of the Basket Components are discussed in the section of product supplement SUN-2 entitled “Description of the Notes — Discontinuance of a Market Measure” on page S-25 of product supplement SUN-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any of the Basket Components or any successor index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 28, 2012, 394 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 106 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On September 28, 2012, the average market capitalization of the companies included in the S&P 500® Index was $25.76 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $625.49 billion, and the smallest component of the S&P 500® Index had a market capitalization of $.94 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of September 28, 2012 indicated in parentheses: Consumer Discretionary (11.04%); Consumer Staples (10.86%); Energy (11.30%); Financials (14.60%); Health Care (12.00%); Industrials (9.78%); Information Technology (20.13%); Materials (3.50%); Telecommunication Services (3.28%); and Utilities (3.51%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

▪

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The S&P 500® Index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the S&P 500® Index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The following graph shows the monthly historical performance of the S&P 500® Index in the period from January 2007 through September 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the S&P 500® Index was 1,450.99.

This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth above is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index.

License Agreement

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poors®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our subsidiary, MLPF&S. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPS&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO,

Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began in February 1998, based on an initial Index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

Index Composition and Maintenance

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. Set forth below are the country weightings and market sector weightings of the securities included in the EURO STOXX 50® Index as of September 28, 2012:

Country Weightings		Sector Weightings
France	35.1%	Banks	14.3%
Germany	32.8%	Chemicals	10.0%
Spain	12.2%	Oil & Gas	9.8%
Italy	7.7%	Insurance	8.4%
Netherlands	6.9%	Food and Beverage	8.3%
Belgium	3.4%	Utilities	7.5%
Ireland	0.7%	Industrial Goods & Services	7.3%
Luxembourg	0.7%	Health Care	6.5%
Finland	0.5%	Telecommunications	6.0%
		Technology	5.2%
		Automobiles & Parts	5.2%
		Personal & Household Goods	3.7%
		Construction & Materials	2.7%
		Retail	2.1%
		Media	1.4%
		Real Estate	1.0%
		Basic Resources	0.7%

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

The EURO STOXX 50® Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the EURO STOXX 50® Index or any successor to the EURO STOXX 50® Index. STOXX does not guarantee the accuracy or the completeness of the EURO STOXX 50® Index or any data included in the EURO STOXX 50® Index. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the EURO STOXX 50® Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the EURO STOXX 50® Index or the manner in which the EURO STOXX 50® Index is applied in determining the amount payable on the notes at maturity.

Since its inception, the EURO STOXX 50® Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period shown below is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the term of the notes. The historical Index levels do not give an indication of future performance of the EURO STOXX 50® Index.

The following graph shows the monthly historical performance of the EURO STOXX 50® Index in the period from January 2007 through September 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 2,492.48.

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the EURO STOXX 50® Index.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index ) in connection with certain securities, including the notes.

The license agreement between us and STOXX requires that the following language be stated in this term sheet:

STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes. STOXX does not:

▪	sponsor, endorse, sell, or promote the notes;

▪	recommend that any person invest in the notes or any other securities;

▪	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

▪	have any responsibility or liability for the administration, management, or marketing of the notes; or

▪	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the EURO STOXX 50® Index , or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically:

▪	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

▪	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index ;

▪	the accuracy or completeness of the EURO STOXX 50® Index and its data;

▪	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

▪	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and

▪	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100.00. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of October 3, 2012, the five largest country weights were China (17.4%), South Korea (15.4%), Brazil (12.7%), Taiwan (11.0%), and South Africa (7.4%), and the five largest sector weights were Financials (25.0%), Information Technology (14.0%), Energy (13.1%), Materials (11.9%), and Consumer Staples (8.6%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General — MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;

▪	determining the market investable equity universe for each market;

▪	determining market capitalization size segments for each market;

▪	applying index continuity rules for the MSCI Standard Index;

▪	creating style segments within each size segment within each market; and

▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

▪

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

▪

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

▪

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes

Market-Linked Step Up Notes	TS-16

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

▪

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

▪

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi–Annual Index Review (as defined below).

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

▪	Investable Market Index (Large + Mid + Small);

▪	Standard Index (Large + Mid);

▪	Large Cap Index;

▪	Mid Cap Index; or

▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;

▪	determining the global minimum size range for each size segment;

▪	determining the market size–segment cutoffs and associated segment number of companies;

▪	assigning companies to the size segments; and

▪	applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Market-Linked Step Up Notes	TS-17

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

MSCI Emerging Markets Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, the calculation agent, the selling agent, or our respective affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Emerging Markets Index or any successor to the MSCI Emerging Markets Index.

The following graph shows the monthly historical performance of the MSCI Emerging Markets Index in the period from January 2007 through September 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MSCI Emerging Markets Index was 1,002.50.

This historical data on the MSCI Emerging Markets Index is not necessarily indicative of the future performance of the MSCI Emerging Markets Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Index during any period set forth above is not an indication that the level of the MSCI Emerging Markets Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the MSCI Emerging Markets Index.

License Agreement

Our right to use the MSCI Emerging Markets Index in connection with the notes is subject to a license agreement between MLPF&S and MSCI. In connection with that license, please note the following:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MSCI EMERGING MARKETS INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI EMERGING MARKETS

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI EMERGING MARKETS INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE MSCI EMERGING MARKETS INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE MSCI EMERGING MARKETS INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MSCI EMERGING MARKETS INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI EMERGING MARKETS INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Market-Linked Step Up Notes	TS-19

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities markets. The S&P MidCap 400® Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from US$1 billion to US$4.4 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. On September 10, 2012, the average market capitalization of the companies included in the S&P MidCap 400® Index was $2.96 billion. As of that date, the largest component of the S&P MidCap 400® Index had a market capitalization of $11.95 billion, and the smallest component of the S&P MidCap 400® Index had a market capitalization of $0.27 billion.

S&P chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P MidCap 400® Index, with the approximate percentage of the market capitalization of the S&P MidCap 400® Index included in each group as of September 10, 2012 indicated in parentheses: Financials (21.96%); Consumer Discretionary (14.13%); Consumer Staples (3.35%); Energy (5.78%); Health Care (10.19%); Industrials (16.22%); Information Technology (15.88%); Materials (6.96%); Telecommunication Services (0.53%); and Utilities (4.99%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above. S&P calculates the S&P MidCap 400® Index by reference to the prices of the constituent stocks of the S&P MidCap 400® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P MidCap 400® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P MidCap 400® Index

While S&P currently employs the following methodology to calculate the S&P MidCap 400® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount. Historically, the market value of any component stock of the S&P MidCap 400® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P MidCap 400® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P MidCap 400® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400® Index. Under float adjustment, the share counts used in calculating the S&P MidCap 400® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

▪

holdings by current or former officers and directors of a company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in S&P MidCap 400® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P MidCap 400® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400® Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor”. By itself, the S&P MidCap 400® Index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400®

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The S&P MidCap 400® Index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index, which is index maintenance. See the section entitled“ — The S&P 500® Index — Index Maintenance” for a discussion that also is applicable to the S&P MidCap 400® Index.

The following graph shows the monthly historical performance of the S&P MidCap 400® Index in the period from January 2007 through September 2012. We obtained this historical data from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg L.P. On the pricing date, the closing level of the S&P MidCap 400® Index was 987.81.

This historical data on the S&P MidCap 400® Index is not necessarily indicative of the future performance of the S&P MidCap 400® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P MidCap 400® Index during any period set forth above is not an indication that the level of the S&P MidCap 400® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P MidCap 400® Index.

License Agreement

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poors®”, “S&P MidCap 400® Index” ,and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our subsidiary, MLPF&S. The S&P MidCap 400® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P MidCap 400® Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the S&P MidCap 400® Index is the licensing of the S&P MidCap 400® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P MidCap 400® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPS&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P MidCap 400® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P MidCap 400® Index. It is possible that this trading activity will affect the value of the notes.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Market-Linked Step Up Notes	TS-22

Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

The Russell 2000® Index

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Russell began dissemination of the Russell 2000® Index on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 99% of the U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the notes.

Selection of Stocks Underlying the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float”.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Russell 2000® Index. The current Russell 2000® Index level is calculated by adding the market values of the Russell 2000® Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares publicly available, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Russell 2000® Index. To calculate the Russell 2000® Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for Russell 2000® Index ‘s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

The following graph shows the monthly historical performance of the Russell 2000® Index in the period from January 2007 through September 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Russell 2000® Index was 838.78.

This historical data on the Russell 2000® Index is not necessarily indicative of the future performance of the Russell 2000® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Russell 2000® Index during any period set forth above is not an indication that the level of the Russell 2000® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Russell 2000® Index.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Russell and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to MLPF&S and to us is the

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed, and calculated by Russell without regard to MLPF&S, us, or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable estimated maturity and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.05 to $0.10 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, reduced the estimated initial value of the notes at the time the terms of the notes were set.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.

The lower implied borrowing rate, the underwriting discount and the hedging -related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-18 of product supplement SUN-2.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement SUN-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

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Market-Linked Step Up Notes Linked to a Global Equity Basket, due October 24, 2014

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

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